UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. ___)*

                                Netro Corporation
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    64114R109
                                 --------------
                                 (CUSIP Number)

                               December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 18 Pages

CUSIP NO. 64114R109                                           PAGE 2 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   U.S. Venture Partners IV, L.P. ("USVP IV")
   Tax ID Number:   94-3193188
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    3,582,540 shares, except that Presidio Managemwnt  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of USVP IV, may be deemed  to have  sole  voting  power  with  respect  to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared voting power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          3,582,540 shares, except that Presidio Management  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of USVP IV, may be deemed to have sole  dipositive  power with  respect to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,582,540
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 64114R109                                           PAGE 3 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Second Ventures II, L.P. ("SV II")
   Tax ID Number:   94-3200353
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Cayman Islands
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    434,878 shares,  except that Presidio  Management  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of USVP IV, may be deemed  to have  sole  voting  power  with  respect  to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared voting power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          434,878 shares,  except that Presidio  Managemwnt  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of USVP IV, may be deemed to have sole  dipositive  power with  respect to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   434,878
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 64114R109                                           PAGE 4 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   USVP Entrepreneur Partners II, L.P. ("UEP IV")
   Tax ID Number:   94-3203198
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    124,249 shares, except that Presidio Managemwnt Group IV, L.P. ("PMG IV"), the general partner of USVP IV, may be deemed to have sole voting power with respect to such shares, and Bowes, Federman, Krausz and Young, the general partners of PMG IV may be deemed to have shared voting power with respect to such shares.

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          124,249 shares,  except that Presidio  Managemwnt  Group IV,
                    L.P.  ("PMG  IV"),  the  general  partner of USVP IV, may be deemed to have sole  dipositive  power with  respect to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   124,249
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 64114R109                                           PAGE 5 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Presidio Management Group IV, L.P. ("PMG IV")
   Tax ID Number:   94-3193187
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    4,141,667 shares, of which 3,582,540 are shares directly owned by USVP IV, 434,878 are shares directly owned by SV II and 124,429 are shares directly owned by UEP II. PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have sole voting power with respect to such shares, and Bowes, Federman, Krausz and Young, the general partners of PMG IV may be deemed to have shared voting power with respect to such shares.

    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          4,141,667  shares,  of which  3,582,540 are shares  directly owned by USVP IV, 434,878 are shares directly owned by SV II and 124,249 are  shares directly  owned by UEP II. PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have sole  dispositive  power with respect to such shares, and Bowes,  Federman,  Krausz and Young, the general partners of PMG IV may be deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,141,667
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 64114R109                                           PAGE 6 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   William K. Bowes, Jr. ("Bowes")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        4,141,667  shares, of  which 3,582,540  are shares  directly
      EACH          owned by USVP IV, 434,878 are shares directly owned by SV II
    REPORTING       and 124,249 are shares directly owned by UEP II.  Bowes is a
     PERSON         general  partner of PMG IV, the general  partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    4,141,667 shares, of which 3,582,540 are shares directly owned by USVP IV, 434,878 are shares directly owned by SV II and 124,249 are shares directly owned by UEP II. Bowes is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,141,667
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 64114R109                                           PAGE 7 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Irwin Federman ("Federman")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    15,000 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        4,141,667  shares, of which 3,582,540 are  shares  directly
      EACH          owned by USVP IV, 434,878 are shares directly owned by SV II
    REPORTING       and 124,249 are shares directly owned by UEP II. Federman is
     PERSON         a general partner of PMG IV, the general partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    15,000 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    4,141,667 shares, of which 3,582,540 are shares directly owned by USVP IV, 434,878 are shares directly owned by SV II and 43,328 are shares directly owned by UEP II. Federman is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,156,667
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 64114R109                                           PAGE 8 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Steven M. Krausz ("Krausz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    2,900 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        4,141,667  shares, of which 3,582,540  are  shares  directly
      EACH          owned by USVP IV, 434,878 are shares directly owned by SV II
    REPORTING       and 124,249 are shares directly owned by UEP II. Krausz is a
     PERSON         general  partner of PMG IV, the general  partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    2,900 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    4,141,667 shares, of which 3,582,540 are shares directly owned by USVP IV, 434,878 are shares directly owned by SV II and 124,249 are shares directly owned by UEP II. Krausz is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,144,567
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 64114R109                                           PAGE 9 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Philip M. Young ("Young")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    2000 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        4,141,667   shares,  of which 3,582,540 are shares  directly
      EACH          owned by USVP IV, 434,878 are shares directly owned by SV II
    REPORTING       and 127,249 are shares directly owned by UEP II.  Young is a
     PERSON         general  partner of PMG IV, the general  partner of USVP IV,
      WITH          SV II and UEP II,  and may be deemed to have  shared  voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    2000 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    4,141,667 shares, of which 3,582,540 are shares directly ownedby USVP IV, 434,878 are shares directly owned by SV II and 124,249 are shares directly owned by UEP II. Young is a general partner of PMG IV, the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,134,667
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

                                                             Page 10 of 18 Pages
ITEM 1(a). NAME OF ISSUER:

           Netro Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3860 North First Street
           San Jose, CA  95134

ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USVP Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven
           M. Krausz ("Krausz") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

           PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz and Young are the general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP IV, SV II and UEP II.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           U.S. Venture Partners
           2180 Sand Hill Road, Suite 300
           Menlo Park, CA  94025

ITEM 2(c) CITIZENSHIP:

           USVP IV, UEP II and PMG IV are Delaware Limited Partnerships, SV II is a Cayman Islands Limited Partnership and Bowes, Federman, Krausz and Young are United States citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           CUSIP # 64114R109

ITEM 3.    Not Applicable

                                                             Page 11 of 18 Pages
ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

           (a)        Amount beneficially owned:

           See Row 9 of cover page for each Reporting Person.

           (b)        Percent of Class:

           See Row 11 of cover page for each Reporting Person.

           (c)        Number of shares as to which such person has:

                      (i)        Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                      (ii)       Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                      (iii)      Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

                                                             Page 12 of 18 Pages
ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of USVP IV, SV II, UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable

ITEM 10.   CERTIFICATION:

           Not applicable

                                                             Page 13 of 18 Pages
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2000


U.S. Venture Partners IV, L.P.          ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners II, L.P.     ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.      ----------------------------------------
A Delaware Limited Partnership          Signature

                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


William K. Bowes, Jr.                   ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Irwin Federman                          ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 14 of 18 Pages

Steven M. Krausz                        ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Philip M. Young                         ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 15 of 18 Pages
                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    16


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            18

                                                             Page 16 of 18 Pages
                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Netro Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Dated: January 31, 2000


U.S. Venture Partners IV, L.P.          ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners II, L.P.     ----------------------------------------
By Presidio Management Group IV, L.P.   Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.      ----------------------------------------
A Delaware Limited Partnership          Signature

                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


William K. Bowes, Jr.                   ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 17 of 18 Pages


Irwin Federman                          ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Steven M. Krausz                        ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Philip M. Young                         ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 18 of 18 Pages
                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

     Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.